UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 18, 2013

PDL BioPharma, Inc.

(Exact name of Company as specified in its charter)

000-19756
(Commission File Number)

Delaware	94-3023969
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

932 Southwood Boulevard
Incline Village, Nevada 89451
(Address of principal executive offices, with zip code)

(775) 832-8500
(Company’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

The disclosure set forth in Item 2.02 is incorporated into this Item 1.01 by reference.

Item 2.01     Completion of Acquisition or Disposition of Assets.

On October 18, 2013, PDL BioPharma, Inc. (the Company) entered into a royalty purchase and sale agreement (the Royalty Agreement) with Depomed, Inc. (Depomed) and Depo DR Sub, LLC, a wholly owned subsidiary of Depomed (Seller, and together with Depomed, the Selling Parties), whereby the Company acquired the rights to receive royalties and milestones payables on sales of Type 2 diabetes products licensed by Depomed in exchange for a $240.5 million cash payment (the Transaction). The Transaction closed simultaneously with the execution of the Royalty Agreement.

Under the terms of the Royalty Agreement, the Company will receive all royalty and milestone payments due under the license agreements until the Company has received payments equal to two times the cash payment made to Depomed, after which all net payments received will be shared evenly between the Company and Depomed.

The rights acquired include Depomed’s royalty and milestone payments accruing from and after October 1, 2013, from: (a) Santarus with respect to sales of Glumetza® (metformin HCL extended-release tablets) in the United States; (b) Merck with respect to sales of Janumet® XR (sitagliptin and metformin HCL extended-release); (c) Janssen Pharmaceutica with respect to potential future development milestone payments and sales of its investigational fixed-dose combination of Invokana® (canagliflozin) and extended-release metformin; (d) Boehringer Ingelheim with respect to potential future development milestone payments and sales of the investigational fixed-dose combinations of drugs and extended-release metformin subject to Depomed’s license agreement with Boehringer Ingelheim; and (e) LG Life Sciences and Valeant Pharmaceuticals for sales of extended-release metformin in Korea and Canada, respectively. Under the terms of the Royalty Agreement, the Company will also have certain rights to direct the Selling Parties to take actions, such as audit Depomed’s licensees.

Pursuant to the terms of the Royalty Agreement, the Selling Parties also agreed during the term of the Royalty Agreement to provide, among other things, the Company with certain notices in respect of the license agreements and any violations thereof by the particular licensor. The Royalty Agreement also requires the Selling Parties to establish a separate collection account and enter into a control agreement with the depository bank in favor of the Company, and substantially all payments under the license agreements will be paid into such collection account to be held for the benefit of the Company until such amounts are swept on a no less frequently than weekly basis into an account controlled by the Company. The Royalty Agreement also provides that the Selling Parties will honor their obligations under the license agreements and keep them in force. In the event of a termination of a license agreement, the Selling Parties have agreed, under certain circumstances, to enter into a replacement license agreement and any royalty and milestone payments in connection therewith will become subject to the Royalty Agreement. The Royalty Agreement terminates on the third anniversary following the date upon which the later of the following occurs: (a) October 25, 2021, and (b) at such time as no royalty payments remain payable under any license agreement and each of the license agreements has expired by its terms.

Item 8.01 Other Events.

On October 18, 2013, the Company issued a press release announcing the Transaction. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Cautionary Statements
This filing, the press release and the Company’s statements herein and in the attached press release include and constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could impair the Company’s royalty assets or business and limit the Company’s ability to pay dividends, purchase income generating assets and take other corporate actions are disclosed in the “Risk Factors” contained in the Company’s 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2013, and updated in subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PDL BIOPHARMA, INC.
(Company)

By:	/s/ John P. McLaughlin
John P. McLaughlin
President, Chief Executive Officer

Dated: October 21, 2013

Exhibit Index

Exhibit No.	Description
99.1	Press Release